Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:36 PM 10/15/2021
FILED 03:36 PM 10/15/2021
SR 20213527911 - File Number 6898979

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

IMAC HOLDINGS, INC.

Pursuant to Section 103 of the General Corporation Law of the State of Delaware

IMAC HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is: IMAC Holdings, Inc. (the “Corporation”).

2. That a Certificate of Amendment was filed by the Secretary of State of the State of Delaware on August 16, 2021 (the “Certificate of Amendment”), and that the Certificate of Amendment requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware and this Certificate of Correction is being filed pursuant thereto.

3. The inaccuracy or defect of the Certificate of Amendment is present within Article 4 thereof. The Certificate of Amendment may not have been properly approved.

4. The Certificate of Amendment is hereby rendered null and void.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction of the Certificate of Amendment to be executed by an authorized officer, this 11th day of October, 2021.

IMAC HOLDINGS, INC.

By	/s/Jeffrey S. Ervin
Name:	Jeffrey S. Ervin
Title:	Chief Executive Officer